Exhibit 3.1, 4.1

                   CERTIFICATE OF AMENDMENT TO
                   CERTIFICATE OF INCORPORATION
                                OF
                   VIDEOLAN TECHNOLOGIES, INC.

     The undersigned Chief Financial Officer of VideoLan
Technologies, Inc. (the "Corporation") hereby certifies that the amendment to the Certificate of Incorporation of VideoLan
Technologies, Inc. set forth below has been duly adopted in accordance with the provisions of Section 242(b) of the Delaware
General Corporation Law:

     Article Fourth, Section 1 is amended and restated in its entirety to read as follows:

     1. The aggregate number of shares which the Corporation shall have authority to issue is 505,000,000 of which 500,000,000 shares shall have a par value of $.08 per share and shall be designated "Common Stock", and 5,000,000 shares shall have a par value of $.01 per share and shall be designated "Preferred Stock".

     The amendment set forth above was adopted by the Board of Directors of the Corporation on October 30, 1997, by unanimous written consent, as provided in the Delaware General Corporation
Law.

     The amendment set forth above was adopted by a majority of the Corporation's stockholders by unanimous written consent on October 31, 1997, as provided in the Delaware General Corporation
Law.

     The amendment set forth above shall become effective as of November 3, 1997.

Dated:    November 3, 1997

                                   By:/s/ Steven B. Rothenberg
                                        Steven B. Rothenberg,
                                        Chief Financial